UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5/A
AMENDMENT TO ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Roberts Lois M.
   2315 NW Pinnacle Drive
   Portland  Oregon 97229

2. Issuer Name and Ticker or Trading Symbol
   CFI ProServices, Inc. (CCTX)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1999
5. If Amendment, Date of Original (Month/Year)
February 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of
Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial
Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or
|                           |
                             |      |    |                  | A/|           |  Owned at         |Indir
|                           |
                             |      |    |    Amount        | D |    Price  |  End of Year
|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                             |      |    |                  |   |           |                   |D
|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |

                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Incentive Stock Options |$20.00  |1/21/| 5A |  5,000    | A |1    |1/21/|Common Stock| 5,000|$20.00 |             |D|             |
                        |        |97   |    |           |   |     |07   |            |      |       |           |
|             |
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Incentive Stock Options |$12.25  |1/9/ | 5A |  16,000   | A |2    |1/9/ |Common Stock| 16,000|$12.25 |            |D  |            |
                        |        |98   |    |           |   |     |08   |            |       |       |
|   |            |
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Nonqualified Stock Optio|$12.25  |1/21/|  A |   1,450   | A |3    |1/21/|Common Stock| 1,450 |$12.25 |            |D  |            |
ns                      |        |99   |    |           |   |     |09   |            |       |       |
|   |            |
-
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Nonqualified Stock Optio|$12.25  |1/21/|  A |   3,032   | A |4    |1/21/|Common Stock| 3,032 |$12.25 |            |D  |            |
ns                      |        |99   |    |           |   |     |09   |            |       |       |
|   |            |
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Incentive Stock Options |$12.25  |1/21/|  A |     518   | A |5    |1/21/|Common Stock| 518   |$12.25 | 40,225*    |D  |            |
                        |        |99   |    |           |   |     |09   |            |       |       |
|   |            |
-
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Explanation of Responses:

1. 20% of each stock option vests on each of the five anniversary dates, thereafter.

2. 20% of each stock option vests on each of the five anniversary dates, thereafter.

3. 20% of each stock option vests on each of the five anniversary dates, thereafter.

4. 20% of each stock option vests on each of the five anniversary dates, thereafter.

5. 20% of each stock option vests on each of the five anniversary dates, thereafter.

* Total number of derivative securities beneficially owned as of December 31, 1999. Includes all options granted to date whether vested or not.



/s/ Lois M. Roberts  4-1-00
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**Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.